Designated Filer: LRP V Luxembourg Holdings S.à r.l.
Issuer & Ticker Symbol: Tesco Corporation (TESO)

Date of Event Requiring Statement: July 13, 2009

Exhibit 99.1

Explanation of Responses:

This Form 3 is filed on behalf of LRP V Luxembourg Holdings S.a.r.l., a corporation incorporated under the laws of the Grand Duchy of Luxembourg, (“LRP V”), Lime Rock Partners V, L.P., a Cayman Islands exempted limited partnership (“LRP”), Lime Rock Partners GP V, L.P., a Cayman Islands exempted limited partnership (“GP LP”) and LRP GP V, Inc., a Cayman Islands corporation (“GP Inc.” and, together with LRP V, LRP and GP LP, the “Reporting Persons”). LRP is the sole stockholder of LRP V. The general partner of LRP is GP LP. The general partner of GP LP is GP Inc. LRP V directly owns all the Common Shares of Tesco Corporation reported on this Form 3. By reason of the provisions of Rule 16a-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), LRP, GP LP and GP Inc. may be deemed to be the beneficial owners of all the Common Shares of Tesco Corporation directly owned by LRP V.  Each of LRP, GP LP and GP Inc. disclaim beneficial ownership of all the Common Shares of Tesco Corporation directly owned by LRP V other than to the extent of their pecuniary interest therein. This Form 3 shall not be deemed an admission that any Reporting Person or any other person referred to herein is a beneficial owner of any Common Shares of Tesco Corporation for purposes of Section 16 of the Exchange Act or for any other purpose or that any Reporting Person or other person has an obligation to file this Form 3.